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   SEC 2069
    (11-01)            Potential persons who are to respond to the collections
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                     United States
          SECURITIES AND EXCHANGE COMMISSION               OMB APPROVAL
                Washington, D.C. 20549                     ------------
                                                       OMB Number:  3235-0167
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                                                       Expires:  October 31,2004
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                        Form 15                        Estimated average burden
                                                       hours per response 1.50


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15141 OF THE SECURITES EXCHANGE ACT OF 1934.

                                               Commission File Number 001-15217
                                                                      ----------

                              U.S. AGGREGATES, INC.
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             (Exact name of registrant as specified in its charter)


              147 West Election Road, Suite 110, Draper, Utah 84020
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           Common Stock, $01 par value
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            (Title of each class of securities covered by this Form)

                                      None
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         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15d remains)
                                           -----


Please place an X in the boxes) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:


        Rule 12g-4(a)(1)(i)  X                Rule 12h-3(b)(1)(i)   ---
                            ---
        Rule 12g-4(a)(1)(ii)---               Rule 12h-3(b)(1)(ii)  ---
        Rule 12g-4(a)(2)(i) ---               Rule 12h-3(b)(2)(i)   ---
        Rule 12g-4(a)(2)(ii)---               Rule 12h-3(b)(2)(ii)  ---
                                              Rule 15d-6            ---


Approximate number of holders of record as of the certification or notice
date:     65
       ------------

Note: This certification also reports  termination  pursuant to Rule 12g-2.

Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date:   May 6, 2002                     By:  /s/  Stanford Springel
     -----------------                     ------------------------------------
                                           Stanford Springel, CEO


Instruction: This form is required by Rules 12g-4, 12h-3 and 154-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.